Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Contact: Todd Waltz Chief Financial Officer (408) 213-0925 twaltz@aemetis.com

Aemetis Reports 2023 Fourth Quarter and Year-End Results

India biodiesel segment reports $77.2 million of annual sales, an increase of 175% over prior year

CUPERTINO, Calif. – March 7, 2024 – Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on low and negative carbon intensity products, today announced its financial results for the fourth quarter and twelve months ended December 31, 2023.

“Revenues were $70.8 million for the fourth quarter of 2023, an increase from $66.7 million for the fourth quarter of 2022. Revenues for the full year of 2023 were $186.7 million which includes growth in revenue to $77.2 million from the India Biodiesel segment and $5.5 million from the California Renewable Natural Gas segment, along with the decrease in revenue from the extended maintenance and upgrade cycle at the Keyes plant which allowed for the acceleration of the implementation of several important ethanol plant efficiency upgrades during the historically high natural gas price period in early 2023,” said Todd Waltz, Chief Financial Officer of Aemetis.  “Capital expenditures for carbon intensity reduction and production expansion projects were $33 million for 2023 as our engineering and construction teams moved forward with the initiatives outlined in our Five Year Plan,” added Waltz.

During 2023, Aemetis achieved key milestones, including:

●	Repaid $50.2 million of Third Eye Capital debt in Q3 2023, reducing loan balances for the Aemetis Biogas, Aemetis Keyes ethanol plant, Aemetis Riverbank SAF/RD, and Aemetis CCS projects;

●	Adjusted EBITDA plus IRA investment tax credit sales generated $32.7 million of positive cash flow during 2023;

●

Received the key Use Permit and CEQA last year and recently received the Authority to Construct air permits to build a 90 million gallon per year sustainable aviation fuel and renewable diesel plant at Riverbank Industrial Complex;

●	Extended repayment on $108 million of Third Eye Capital debt related to Aemetis Biogas at an effective interest rate of 8.5% for the first four months of 2024;

●	Received $55 million from the sale of $63 million of IRA investment tax credits related to qualified biogas project capital expenditures by Aemetis Biogas;

●

Closed $50 million of new credit facilities related to USDA guaranteed loans, including $25 million of existing credit facilities and $25 million of additional 20-year financing to fund capital expenditures at Aemetis Biogas;

●	Increased Aemetis Biogas commissioned production capacity by 300% during 2023;

●	Commissioned 36 miles of biogas pipeline, the biogas-to-RNG production facility, and the utility gas interconnection unit;

●	Received approval of the CEQA environmental review to extend the biogas pipeline to a total of 60 miles allowing for collection of biogas from an aggregate of about 40 dairies;

●	Received approval for the generation of D3 RINs by our Renewable Natural Gas business and completed the first sales of these D3 RINs;

●	Received the first CO2 sequestration characterization well permit issued by the State of California to a private company;

●	Expanded our India biodiesel production capacity to 60 million gallons per year ahead of schedule; and

●

Received allocations for a combined $184 million of biodiesel sales in India for 2023 and the first three quarters of 2024, which we expect to continue as an ongoing fuel supply relationship with the three government-owned oil marketing companies in India.

“In addition to achieving important operational milestones during 2023 in all of our business segments, we closed one new credit facility and refinanced another construction debt facility for an aggregate of $50 million of USDA-guaranteed, 20-year funding to construct dairy digesters,” said Eric McAfee, Chairman and CEO of Aemetis. “We invite investors to review the updated Aemetis Five Year Plan on the Aemetis home page prior to the earnings call.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 971618

Live Participant Dial In (International): +1-973-528-0011 entry code 971618

Webcast URL: https://www.webcaster4.com/Webcast/Page/2211/50051

For the presentation and details on the call, please visit http://www.aemetis.com/investors/conference-calls/.

Financial Results for the Three Months Ended December 31, 2023

Revenues were $70.8 million for the fourth quarter of 2023, an increase from $66.7 million for the fourth quarter of 2022. The ethanol gallons sold increased from 13.4 million gallons during the fourth quarter of 2022 to 15 million gallons during the fourth quarter of 2023. Biodiesel sales of 18.3 thousand metric tons were recorded during the fourth quarter of 2023 at $1,157 per metric ton. Our California Ethanol segment accounted for $45 million of revenues and our India Biodiesel segment accounted for $22 million of revenues during the period.

Cost of Goods Sold increased from $67.9 million during the fourth quarter of 2022 to $69.9 million during the fourth quarter of 2023, due to 18% increase in feedstock costs from the incremental sales in our India Biodiesel segment coupled with an increase in corn ground from 4.3 million bushels during the fourth quarter of 2022 to 5.2 million bushels during the fourth quarter of 2023 offset by a 33% decrease in the average delivered cost of corn.

Gross profit for the fourth quarter of 2023 was $864 thousand, compared to a gross loss of $1.1 million during the same period in 2022.

Selling, general and administrative expenses rose from $7.5 million during the fourth quarter of 2022 to $9.8 million during the fourth quarter of 2023.

Operating loss was $9.0 million for the fourth quarter of 2023, compared to an operating loss of $8.7 million during the fourth quarter of 2022.

Net loss was $25.4 million for the fourth quarter of 2023, compared to a net loss of $22.4 million for the fourth quarter of 2022.

Cash at the end of the fourth quarter of 2023 was $2.7 million, compared to $4.3 million at the end of the fourth quarter of 2022.

Financial Results for the Twelve Months Ended December 31, 2023

Revenues were $187 million for the twelve months ended December 31, 2023, compared to $257 million for 2022. During 2023, $77.2 million revenues were generated by the India Biodiesel segment and $5.5 million revenues were generated by the California Renewable Natural Gas segment, and $104.3 million revenues were generated by the California ethanol segment due to the extended maintenance cycle at the Keyes ethanol plant which allowed for the acceleration of the implementation of several important ethanol plant efficiency upgrades during the historically high natural gas prices.

Cost of Goods Sold decreased from $262 million during the twelve months ended December 31, 2022 to $185 million during the same period in 2023 following the revenue changes during 2023. In addition, delivered corn cost decreased from an average of $9.65 per bushel during the twelve months of 2022 to $7.11 per bushel during the twelve months of 2023.

Gross profit for the twelve months ended December 31, 2023 was $2.0 million, compared to a gross loss of $5.5 million during the same period in 2022. Our India Biodiesel segment accounted for $9.0 million of gross profit from sales of biodiesel for the year ended December 31, 2023.

Selling, general and administrative expenses increased to $39.3 million during the twelve months ended December 31, 2023, compared to $28.7 million during the same period in 2022 primarily attributable to the stock compensation of $5.0 million and the reclassification of expenses from cost of goods sold during the extended maintenance cycle of the Keyes plant.

Operating loss was $37.4 million for the twelve months ended December 31, 2023, compared to an operating loss of $34.4 million for the same period in 2022, with the Keyes Plant only operating for 7 months in 2023

Interest expense was $39.5 million during the year ended December 31, 2023, excluding accretion and other expense of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $28.8 million during the year ended December 31, 2022. Additionally, our Aemetis Biogas LLC subsidiary recognized $25.3 million of accretion and debt extinguishment costs in connection with redemption liabilities on its preferred stock during the year ended December 31, 2023, compared to $59.3 million during the same period in 2022.

Net loss was $46.4 million for the twelve months ended December 31, 2023, compared to a net loss of $107.8 million during the same period in 2022.

Cash at the end of the fourth quarter of 2023 was $2.7 million compared to $4.3 million at the end of the twelve months ended December 31, 2022. Investments in our low carbon initiatives increased property, plant and equipment by $33 million while debt repayments of $51.3 million were made to our senior lender during the twelve months ended December 31, 2023.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis is operating and actively expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates a 60 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the sustainable aviation fuel (SAF) and renewable diesel fuel biorefinery in California to utilize renewable hydrogen, hydroelectric power, and renewable oils to produce low carbon intensity renewable jet and diesel fuel. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on debt extinguishment, loss on lease termination, USDA cash grants, income tax expense or benefit, intangible and other amortization expense, accretion expense, depreciation expense, gain on litigation, loss on impairment of intangibles and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results, for budgeting and planning purposes and as a non-GAAP liquidity measure. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our Dairy Renewable Natural Gas segment; our ability to fund, develop and operate our Sustainable Aviation Fuel, Renewable Diesel, and Carbon Capture and Sequestration projects, including obtaining required permits; our ability to receive awarded grants by meeting all of the required conditions, including meeting the minimum contributions; our ability to fund, develop and operate our sustainable aviation fuel and renewable biodiesel projects; our intention to repurchase the Series A preferred units relating to our Aemetis Biogas subsidiary and the expected valuation premium thereof; and our ability to raise additional capital. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filed documents. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Revenues	$70,764	$66,732	$186,717	$256,513
Cost of goods sold	69,900	67,864	184,700	262,048
Gross profit (loss)	864	(1,132)	2,017	(5,535)

Research and development expenses	37	41	152	180
Selling, general and administrative expenses	9,786	7,520	39,266	28,686
Operating loss	(8,959)	(8,693)	(37,401)	(34,401)

Other expense (income):
Interest expense
Interest rate expense	8,869	6,588	32,995	21,407
Debt related fees and amortization expense	1,792	2,164	6,524	7,363
Accretion and other expenses of Series A preferred units	5,125	3,968	25,313	9,888
Loss on debt extinguishment	-	-	-	49,386
Other income	(57)	(43)	(2,077)	(15,740)
Loss before income taxes	(24,688)	(21,370)	(100,156)	(106,705)
Income tax expense (benefit)	754	1,040	(53,736)	1,053
Net loss	$(25,442)	$(22,410)	$(46,420)	$(107,758)

Net loss per common share
Basic	$(0.64)	$(0.63)	$(1.22)	$(3.12)
Diluted	$(0.64)	$(0.63)	$(1.22)	$(3.12)

Weighted average shares outstanding
Basic	39,674	35,302	38,061	34,585
Diluted	39,674	35,302	38,061	34,585

AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,667	$4,313
Accounts receivable	8,633	1,264
Inventories	18,291	4,658
Prepaid and other current assets	6,809	7,901
Total current assets	36,400	18,136

Property, plant and equipment, net	195,108	180,441
Other assets	11,898	8,537
Total assets	$243,406	$207,114

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$32,132	$26,168
Current portion of long term debt	13,585	12,465
Short term borrowings	23,443	36,754
Mandatorily redeemable Series B convertible preferred stock	4,521	4,082
Other current liabilities	10,708	8,812
Total current liabilities	84,389	88,281

Total long term liabilities	375,994	320,687

Stockholders' deficit:
Series B convertible preferred stock	-	1
Common stock	41	36
Additional paid-in capital	264,058	232,546
Accumulated deficit	(475,405)	(428,985)
Accumulated other comprehensive loss	(5,671)	(5,452)
Total stockholders' deficit	(216,977)	(201,854)
Total liabilities and stockholders' deficit	$243,406	$207,114

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME / (LOSS)

(In thousands, unaudited)

	For the three months ended December 31,		For the years ended December 31,
EBITDA Calculation	2023	2022	2023	2022

Net loss	(25,442)	(22,410)	(46,420)	(107,758)
Adjustments
Interest expense	10,661	8,752	39,519	28,770
Depreciation expense	1,725	1,496	6,933	5,535
Accretion of Series A preferred units	5,125	3,968	25,313	9,888
Share-based compensation	1,437	1,476	7,660	6,410
Intangibles and other	36	12	72	46
Loss on debt extinguishment	-	-	-	49,386
Loss on lease termination	-	-	-	736
USDA cash grants	-	-	(1,774)	(14,100)
Gain on litigation	-	-	-	(1,400)
Income tax expense (benefit)	754	1,040	(53,736)	1,053
Total adjustments	19,738	16,744	23,987	86,324

Adjusted EBITDA	(5,704)	(5,666)	(22,433)	(21,434)

PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three Months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Ethanol
Gallons sold (in millions)	15.0	13.4	32.1	59.0
Average sales price/gallon	$2.20	$2.65	$2.44	$2.81
Percent of nameplate capacity	109%	98%	58%	107%
WDG
Tons sold (in thousands)	102.6	90.0	225.3	396.9
Average sales price/ton	$97	$125	$97	$128
Delivered Cost of Corn
Bushels ground (in millions)	5.2	4.3	11.5	20.2
Average delivered cost / bushel	$6.70	$10.05	$7.11	$9.65
Dairy Renewable Natural Gas
MMBtu external sales (in thousands)	52.2	8.4	194.2	8.4
MMBtu stored as inventory (in thousands)	68.0	9.0	68.0	9.0
MMBtu intercompany sales (in thousands)	-	4.4	-	48.6
Biodiesel
Metric tons sold (in thousands)	18.3	10.7	60.5	17.7
Average Sales Price/Metric ton	$1,157	$1,511	$1,232	$1,526
Percent of Nameplate Capacity	49%	29%	40%	12%
Refined Glycerin
Metric tons sold (in thousands)	1.3	1.2	4.2	1.2
Average Sales Price/Metric ton	$616	$845	$640	$850